Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

THE ONTARIO KNIFE COMPANY

SERVOTRONICS, INC.

and

BLUE RIDGE KNIVES, INC.

dated as of

July 10, 2023

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of July 10, 2023 is entered into among THE ONTARIO KNIFE COMPANY, a New York corporation (“Seller”), SERVOTRONICS, INC., a Delaware corporation (“Seller’s Parent”) and BLUE RIDGE KNIVES, INC., a Virginia corporation (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of designing and manufacturing cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01            Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under the assets listed below, wherever such assets may be located (collectively, the “Purchased Assets”). The Purchased Assets will be sold, conveyed, assigned and transferred to Buyer on the Closing Date “as is” and “where is”, with no representations or warranties other than those specifically set forth below and shall be free and clear of any mortgage. lien, charge, claim, pledge, security interest or other similar encumbrance (each, an “Encumbrance”):

(a)               all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”), including, without limitation, any Inventory in transit;

(b)               the contracts set forth on Section 1.01(b) of the Disclosure Schedules (the “Assigned Contracts”). For purposes of this Agreement, “Disclosure Schedules” means the disclosure schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement;

(c)               all Intellectual Property that is owned by Seller and used in connection with the Business (the “Intellectual Property Assets”). For purposes of this Agreement: “Intellectual Property” means any and all of the following arising pursuant to the laws of any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

(d)               Except as specifically identified as an Excluded Asset on Section 1.01(d) of the Disclosure Schedules, all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property of the Business, including without limitation collectible knives and samples of prior knife designs, (collectively, the “Tangible Personal Property”);

(e)               all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from governmental authorities (the “Permits”), but only to the extent such Permits may be transferred under applicable law; and

(f)                all goodwill and the going concern value of the Purchased Assets and the Business.

Section 1.02       Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller (whether related to the Business or not), and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”).

Section 1.03            Assumed Liabilities.

(a)               Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due only the following Liabilities (collectively, the “Assumed Liabilities”):

(i)                 all Liabilities arising under or relating to the Assigned Contracts;

(ii)              any trade accounts payable to the vendors listed on Section 1.03(a)(ii) of the Disclosure Schedules incurred after July 1, 2023 that remain unpaid as of the Closing Date (the “Assumed Payables”);

(iii)            all Liabilities for Taxes for which Buyer is liable pursuant to Section 5.05;

(iv)             any valid claim (“Product Warranty Claims”) for the return, repair or replacement of a product manufactured or sold by Seller prior to the Closing made pursuant to the Product Warranties (as hereinafter defined); and

(v)               all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing.

For purposes of this Agreement, “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

(b)               Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall pay and satisfy in due course all Excluded Liabilities which it is obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(i)                 all trade accounts payable of Seller, other than the Assumed Payables, to third parties in connection with the Business that remain unpaid as of the Closing Date;

(ii)              any Liabilities relating to or arising out of the Excluded Assets;

(iii)            any Liabilities for (A) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period (or any portion thereof) ending on or prior to the Closing Date and (B) any other Taxes of Seller (other than Taxes allocated to Buyer under Section 5.05) for any taxable period; and

(iv)             any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other documents to be delivered hereunder (the “Transaction Documents”) and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others.

Section 1.04            Purchase Price. The aggregate purchase price for the Purchased Assets shall be $2,100,000, subject to adjustment pursuant to Section 1.05 (the “Purchase Price”), plus the assumption of the Assumed Liabilities. Buyer shall pay the Purchase Price by wire transfer to Seller of immediately available funds in accordance with the wire transfer instructions provided by Seller at least two business days prior to the Closing.

Section 1.05            Purchase Price Adjustment.

(a)               Closing Adjustment.

(i)                 At the Closing, the Purchase Price shall be adjusted to the extent the Estimated Closing Inventory Value (as determined in accordance with Section 1.05(a)(ii)) is more or less than $3,223,105 (“Target Inventory Value”) as follows:

Estimated Purchase Price = $2,100,000 X (1 + ((Estimated Closing Inventory Value – Target Inventory Value) / Target Inventory Value)).

(ii)              At least one business day before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate (the “Estimated Closing Inventory Value”) of the dollar value of inventory consisting of blades, completed knives, WIP, and sheaths as of the close of business on the day immediately preceding the Closing (the “Closing Inventory Value”), and a certificate of the Chief Financial Officer of Seller certifying that the Estimated Closing Inventory Value was prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Target Inventory Value.

(b)               Post-Closing Adjustment.

(i)                 Within 10 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of the Closing Inventory Value and a certificate of the Chief Financial Officer of Buyer certifying that the Closing Inventory Value was prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Target Inventory Value.

(ii)              The Post-Closing Purchase Price shall be calculated as follows:

Post-Closing Purchase Price = $2,100,000 X (1 + ((Closing Inventory Value – Target Inventory Value) / Target Inventory Value)).

(iii)            The Purchase Price shall be adjusted by either (1) an increase by the amount, if any, by which the Post-Closing Purchase Price (as determined in accordance with Section 2.04(b)(ii)) is greater than the Estimated Purchase Price, or (2) a decrease by the amount, if any, by which the Estimated Purchase Price is less than the Post-Closing Purchase Price (the “Adjusted Purchase Price”)

(c)               Examination and Review.

(i)                 After receipt of the Closing Inventory Value, Seller shall have five days (the “Review Period”) to review the Closing Inventory Value. During the Review Period, Seller and its representatives shall have full access to the personnel of, and work papers prepared by, Buyer and/or Buyer’s representatives to the extent that they relate to the Closing Inventory Value.

(ii)              On or prior to the last day of the Review Period, Seller may object to the Closing Inventory Value by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Inventory Value shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within five business days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Inventory Value with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)            If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” shall be submitted for resolution to the office of an impartial firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Adjusted Purchase Price. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in Buyer’s statement of the Closing Inventory Value and the Statement of Objections, respectively.

(iv)             The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)               The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Adjusted Purchase Price shall be conclusive and binding upon the parties hereto.

(d)               Payments of Post-Closing Adjustment. Any adjustment to the Purchase Price shall (A) be due (x) within two business days of acceptance of the applicable Closing Inventory Value or (y) if there are Disputed Amounts, then within two business days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

Section 1.06            Allocation of Purchase Price. Seller and Buyer shall mutually agree on the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with such allocation.

ARTICLE II

Closing

Section 2.01            Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bond, Schoeneck & King, PLLC, Avant Building, 200 Delaware Avenue, Suite 900, Buffalo, NY 14202 or remotely by exchange of documents and signatures (or their electronic counterparts) on August 1, 2023, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02            Closing Deliverables.

(a)               At the Closing, Seller shall deliver to Buyer the following:

(i)                 a bill of sale in form and substance satisfactory to Buyer and Seller (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii)              an assignment and assumption agreement in form and substance satisfactory to Buyer and Seller (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)            an assignment in form and substance satisfactory to Buyer and Seller (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Registrations included in the Purchased Assets to Buyer;

(iv)             such other customary instruments of transfer or assumption, filings or documents, including, to the extent applicable, any certificates of title, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement; and

(v)               a real property lease in form and substance satisfactory to Buyer and Seller (the “Lease”) and duly executed by Seller, leasing such portion of the real property owned by Seller to Buyer at no cost for three months after the Closing to allow Buyer to conduct an on-premise auction to sell surplus equipment.

(b)               At the Closing, Buyer shall deliver to Seller the following:

(i)                 the Purchase Price by wire transfer of immediately available funds;

(ii)              the Assignment and Assumption Agreement duly executed by Buyer;

(iii)            the Lease duly executed by Buyer;

(iv)             a Seller Resale Certificate (Form ST-120 of the New York State Department of Taxation and Finance) executed by the Buyer confirming the Inventory was purchased for resale; and

(v)               an Exempt Use Certificate (Form ST-121 of the New York State Department of Taxation and Finance) executed by Buyer.

ARTICLE III
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01             Organization and Authority of Seller and Seller’s Parent.

(a)               Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)               Seller’s Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller’s Parent has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller’s Parent is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller’s Parent of this Agreement and any other Transaction Document to which Seller’s Parent is a party, the performance by Seller’s Parent of its obligations hereunder and thereunder, and the consummation by Seller’s Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller’s Parent. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Seller’s Parent enforceable against Seller’s Parent in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02       No Conflicts or Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or by-laws of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03            Title to Tangible Personal Property. Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of any Encumbrance.

Section 3.04            Intellectual Property.

(a)               Seller owns or has adequate, valid and enforceable rights to use all the Intellectual Property Assets, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Intellectual Property Assets, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Section 3.04 of the Disclosure Schedules, (i) all such Intellectual Property is valid, subsisting and in full force and effect; and (ii) Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof. For all such registered Intellectual Property, Section 3.04 of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located; (B) the application or registration number; and (C) the application or registration date.

(b)               Seller’s prior and current use of the Intellectual Property Assets has not and does not infringe, violate, dilute or misappropriate the intellectual property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Intellectual Property Assets. To Seller’s knowledge, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Intellectual Property Assets. Neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation with respect to the Intellectual Property Assets.

Section 3.05            Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or, to Seller’s knowledge, threatened under any Assigned Contract.

Section 3.06            Product Warranty. Section 3.06 of the Disclosure Schedules contains a true, correct and complete copy of Seller’s standard warranty or warranties for sales of products (the “Product Warranties”) and, except for such warranty or warranties, there are no warranties, commitments or material obligations of Seller with respect to the return, repair or replacement of products.

Section 3.07            Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.08            Brokers. Except for Paramax Corporation, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.09            Inventory. The Inventory included in the Purchased Goods consists of a quality and quantity usable and salable in the ordinary course of business.

Section 3.10            Permits. Section 3.10 of the Disclosure Schedules lists the Permits included in the Purchased Assets (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit.

Section 3.11            Leased Real Property. Seller has good and marketable fee simple title to the real property subject to the Lease. To Seller’s Knowledge, the real property subject to the Lease is currently and has been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to such laws, any: (i) notice of any Action relating to Environmental Law; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. As used herein, “Environmental Law” means any applicable Law, and any order or binding agreement with any governmental authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

ARTICLE IV
Representations and warranties of buyer

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01            Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Virginia. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02            No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03            Legal Proceedings. There is no Action pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE V
Covenants

Section 5.01            Confidentiality. Buyer and Seller acknowledge and agree that the Confidentiality Agreement, dated as of April 18, 2023, between Buyer and Seller (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to either party pursuant to this Agreement.

Section 5.02            Conduct of Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement, set forth on Section 5.02 of the Disclosure Schedules, or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (a) conduct the Business in the ordinary course of business in all material respects; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships with its customers and suppliers.

Section 5.03            Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04            Bulk Sales Laws. Within five days following the execution of this Agreement, Seller shall provide Buyer with all required information so that Buyer can complete and file the Notification of Sale, Transfer or Assignment in Bulk (form AU-196.10) with the New York State Department of Taxation and Finance (the “Bulk Sales Notification”) so as to obtain a lien release or clear to close letter from New York State. Prior to the Closing, the Buyer shall file the Bulk Sales Notification with the New York State Department of Taxation and Finance so as to notify the State of the proposed purchase and sale of assets under this Agreement.

Section 5.05            Transfer Taxes. All transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 5.06            Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.07            Seller’s Parent Guaranty. Seller’s Parent hereby irrevocably guarantees to Buyer and its respective successors and assigns the payment and performance by Seller of all of the liabilities and obligations of Seller under this Agreement, including without limitation Seller’s indemnification obligations under Article VII (the “Guaranteed Obligations”). Seller’s Parent hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as primary obligor, and that this is a guaranty of performance and payment and not of collectability.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01            Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties of Seller contained in Article III shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)               Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.02(a).

(d)               Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.01(a) and Section 6.01(b) have been satisfied.

Section 6.02       Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)               Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.02(b).

(d)               Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

ARTICLE VII
Indemnification

Section 7.01            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04(a), Section 3.08, Section 4.01, Section 4.02 and Section 4.04 (the “Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival period set forth in this Section 7.01 is a contractual statute of limitations and any claim brought by any Party pursuant to this Article VII must be brought or filed prior to the expiration of the survival period.

Section 7.02            Indemnification by Seller. Subject to the other terms and conditions of this Article VII, from and after the Closing, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)               any Excluded Asset or any Excluded Liability.

Section 7.03            Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, from and after the Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of or with respect to:

(a)               any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)               any Assumed Liability.

Section 7.04       Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)               The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds 1% of the Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)               The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, shall not exceed 50% of the Purchase Price.

(c)               Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation.

(d)               In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e)               Seller shall not be liable under this Article VII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 7.05            Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller, Parent and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 5.01) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.06            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07            Exclusive Remedies. The parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on account of any intentional fraud by any party hereto.

ARTICLE VIII
TERMINATION

Section 8.01            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of Seller and Buyer;

(b)               by Buyer by written notice to Seller if any of the conditions set forth in Section 6.01 shall not have been fulfilled by August 1, 2023, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c)               by Seller by written notice to Buyer if any of the conditions set forth in Section 6.02 shall not have been fulfilled by August 1, 2023, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 8.02            Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)               that the obligations set forth in this Article VIII, Section 5.01 and Article IX hereof shall survive termination; and

(b)               that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX
Miscellaneous

Section 9.01            Expenses. Except as otherwise expressly provided herein (including Section 5.05 hereof), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02            Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	c/o Servotronics, Inc. 1110 Maple Street, PO Box 300 Elma, NY 14058 Email: RFraass@servotronics.com Attention: Rob Fraass

with a copy to: (which shall not constitute notice)	Bond, Schoeneck & King, PLLC Avant Building 200 Delaware Avenue, Suite 900 Buffalo, NY 14202 Email: mdonlon@bsk.com Attention: Michael C. Donlon, Esq.

If to Buyer:	314 Lee Hwy Marion, VA 24354 Email: phil@blueridgeknives.com Attention: Phillip S. Martin

with a copy to: (which shall not constitute notice)	Dickinson Wright PLLC 424 Church Street, Suite 800 Nashville TN 37219 Email: JCampbell@dickinsonwright.com Attention: Jay Campbell, Esq.

Section 9.03            Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 9.05            Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06            Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.07            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.08            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of any jurisdiction other than the State of New York. Any legal suit, action, proceeding or dispute arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of Buffalo and county of Erie, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.09            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.10            Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 9.11            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.12            Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE ONTARIO KNIFE COMPANY

By	/s/ William F. Farrell, Jr.
William F. Farrell, Jr.
Chief Executive Officer

As signatory for the limited purpose of agreeing to issue the Seller’s Parent Guaranty pursuant to Section 5.07.	SERVOTRONICS, INC.

	By	/s/ William F. Farrell, Jr.
William F. Farrell, Jr.
Chief Executive Officer

BLUE RIDGE KNIVES, INC.

By	/s/ Phillip S. Martin
Phillip S. Martin
President